Exhibit 99.1
Skyward Specialty announces leadership changes to its board of directors
HOUSTON, TX. – November 30, 2023 –Skyward Specialty Insurance Group, Inc.TM (NASDAQ: SKWD) (“Skyward Specialty” or “the Company”) a leader in the specialty property and casualty (P&C) market, announced a series of changes to its Board of Directors (the “Board”) effective Thursday, November 30, 2023.
Cameron MacDonald, president and chief executive officer at The Westaim Corporation (“Westaim”) and current Chairperson of the Board, and Robert Kittel, chief operating officer at Westaim and current Board member, have resigned their positions on the Skyward Specialty Board of Directors. Both Mr. MacDonald and Mr. Kittel have served on the Board for nearly 10 years. With the successful completion of the Company’s recent offering, in which Westaim sold a significant portion of their holdings in the Company, Mr. MacDonald and Mr. Kittel concluded it was an appropriate time to leave the Board.
“I want to thank Cam and Rob for their stewardship, service, and longstanding commitment to the Company. Their leadership and support for our vision and strategy was instrumental in our journey to becoming the leading specialty carrier we are today,” Andrew Robinson, chief executive officer at Skyward Specialty commented.
With Mr. MacDonald’s departure, Mr. Robinson will assume the position of Chairperson of the Board. Additionally, Tony Kuczinski has been named Lead Independent Director.
Mr. Kuczinski stated, “The Board believes that Andrew is unquestionably the right person to assume the chair for the Company at this point in its development. We have the utmost confidence in his ability to lead the Board through this next phase of Company development.”
Mr. Robinson further commented, “I feel privileged to take on the role as Chair of the Board at such an exciting time for our Company. I am also excited to have Tony serve as our Lead Independent Director. His experience, perspective, wisdom and distinct standing in the Property & Casualty market will serve our Company incredibly well as we look to the future.”
About Skyward Specialty Insurance Group, Inc.
Skyward Specialty (NASDAQ: SKWD) is a rapidly growing and innovative specialty insurance company, delivering commercial property and casualty products and solutions on a non-admitted and admitted basis. The Company operates through eight underwriting divisions -- Accident & Health, Captives, Global Property & Agriculture, Industry Solutions, Professional Lines, Programs, Surety and Transactional E&S.
Skyward Specialty's subsidiary insurance companies consist of Houston Specialty Insurance Company, Imperium Insurance Company, Great Midwest Insurance Company, and Oklahoma Specialty Insurance Company. These insurance companies are rated A- (Excellent) with positive outlook by A.M. Best Company. Additional information about Skyward Specialty can be found on our website at www.skywardinsurance.com.
Media Contact:
Haley Doughty, hdoughty@skywardinsurance.com or 713-935-4944
or
Investor Contact:
Natalie Schoolcraft, nschoolcraft@skywardinsurance.com or 614-494-4988